Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-101506 and 333-127378) of Ameren Corporation of our report dated June 23, 2006 relating to the financial statements of Ameren Corporation Employee Long-Term Savings Plan—IBEW No. 702, which appears in this Form 11-K.

  /s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
June 28, 2006